Exhibit 99.1
Cornerstone Therapeutics Inc. Announces Record Date and Meeting Date for Special Meeting of
Stockholders for Vote with Respect to Issuance and Sale of Stock
CARY, NC — June 11, 2009 — Cornerstone Therapeutics Inc. (Nasdaq CM: CRTX) announced today that it will hold a special meeting of its stockholders on July 27, 2009. At the special meeting of stockholders, Cornerstone’s stockholders will be asked approve the issuance and sale of shares of Cornerstone’s common stock to Chiesi Farmaceutici SpA pursuant to the Stock Purchase Agreement, dated as of May 6, 2009, between Cornerstone and Chiesi Farmaceutici SpA.
Cornerstone’s stockholders of record as of the close of business on June 25, 2009 will be entitled to notice of and to vote at the special meeting.
Cornerstone expects the closing contemplated by the stock purchase agreement to occur within two business days after its stockholders approve the stock sale.
About Cornerstone Therapeutics Inc.
Cornerstone Therapeutics Inc., headquartered in Cary, N.C., is a specialty pharmaceutical company focused on acquiring, developing and commercializing products primarily for the respiratory and related markets. Cornerstone currently promotes multiple marketed products in the United States to respiratory-focused physicians and key retail pharmacies with its specialty sales force. Cornerstone also has a late-stage clinical pipeline with five regulatory approval submissions targeted within the next three years. Key elements of Cornerstone’s strategy are to in-license or acquire rights to underpromoted, patent-protected, branded respiratory or related pharmaceutical products, or late-stage product candidates; implement life cycle management strategies to maximize the potential value and competitive position of Cornerstone’s currently marketed products, newly acquired products and product candidates that are currently in development; grow product revenue through Cornerstone’s specialty sales force which is focused on the respiratory and related markets; and maintain and strengthen the intellectual property position of Cornerstone’s currently marketed products, newly acquired products and product candidates.
Important Information
Cornerstone has filed a proxy statement and other documents regarding the transaction described in this press release with the Securities and Exchange Commission. Security holders are urged to read the proxy statement carefully because it contains important information about Cornerstone and the transaction with Chiesi Farmaceutici SpA. A definitive proxy statement will be sent to stockholders of Cornerstone seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Cornerstone with the SEC at the SEC’s website at www.sec.gov or from Cornerstone’s website at www.crtx.com. The definitive proxy statement (when available) and other relevant documents may also be obtained free of cost by directing a request to Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, attention: Chief Financial Officer.
Participants in Solicitation
Cornerstone and its directors, members of management and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of Cornerstone in connection with the transaction. Information about Cornerstone and its directors and executive officers can be found in Cornerstone’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2008 previously filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement relating to the transaction.
Investor Relations Contacts:
FD
Evan Smith/Brian Ritchie
212-850-5600
evan.smith@fd.com/brian.ritchie@fd.com

Media Relations Contact:
FD
Robert Stanislaro
212-850-5600
robert.stanislaro@fd.com